EXHIBIT 99.1

Legacy Reserves LP Announces First Quarter 2012 Results

MIDLAND, Texas, May 2, 2012 (GLOBE NEWSWIRE) -- Legacy Reserves LP ("Legacy") (Nasdaq:LGCY) today announced its first quarter results for 2012. The final unaudited Quarterly Report will be released and filed on or about May 4, 2012.

A summary of selected financial information follows. For consolidated financial statements, please see accompanying tables.

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
	(dollars in millions)
Production (Boe/d)	14,440	13,750	11,356
Revenue	$92.6	$86.9	$72.8
Commodity derivative cash settlements received/(paid)	($2.1)	$4.4	$1.7
Expenses	$57.7	$82.0	$54.7
Operating income	$35.0	$4.9	$18.1
Unrealized losses on commodity derivatives	($21.0)	($65.3)	($77.1)
Net income (loss)	$7.4	($58.5)	($60.4)
Adjusted EBITDA (*)	$55.2	$53.8	$42.3
Development capital expenditures	$12.2	$19.5	$11.9
Distributable Cash Flow (*)	$36.4	$29.4	$23.6
* Non-GAAP financial measure. Please see Adjusted EBITDA and Distributable Cash Flow table at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

Highlights of the first quarter of 2012 compared to the fourth quarter of 2011 include the following:

  Production increased 5% to 14,440 Boe per day in the first quarter of 2012 from 13,750 Boe per day in the fourth quarter of 2011 primarily due to (i) initial production from newly drilled wells, (ii) production from acquisitions, including a full quarter of production from our acquisition of Permian Basin assets for $28 million that closed on November 14, 2011, (iii) alleviation of oil trucking issues caused by inclement winter weather in December that negatively impacted our fourth quarter production, and (iv) improvement in plant services that negatively impacted a portion of our New Mexico natural gas production during the fourth quarter.

  Average realized prices, excluding commodity derivatives settlements, were $70.51 per Boe in the first quarter of 2012, up 3% from $68.70 per Boe in the fourth quarter of 2011. Average realized oil prices increased 8% to $96.62 per Bbl in the first quarter from $89.69 per Bbl in the fourth quarter, average realized natural gas prices decreased 14% to $4.81 per Mcf in the first quarter from $5.59 per Mcf in the fourth quarter, and average realized NGL prices decreased 13% to $1.07 per gallon in the first quarter from $1.23 per gallon in the fourth quarter. Our average realized natural gas prices are favorably impacted by the NGL content in our Permian Basin natural gas.

  Oil, NGL and natural gas sales, excluding commodity derivatives settlements, were $92.6 million in the first quarter of 2012, up 7% from $86.9 million in the fourth quarter of 2011 due to higher production and realized commodity prices per Boe.

  Production expenses, excluding taxes, were flat at $23.0 million in the first quarter of 2012 from $23.1 million in the fourth quarter of 2011. Production expenses per Boe decreased 4% to $17.49 per Boe in the first quarter from $18.23 per Boe in the fourth quarter due to increased production in the first quarter.

   Legacy's general and administrative expenses were $6.5 million or $4.91 per Boe during the first quarter of 2012 compared to $8.5 million or $6.68 per Boe during the fourth quarter of 2011.  This decrease was primarily due to $1.9 million in additional expenses during the fourth quarter, including a $1.7 million charge and approximately $0.2 million of due diligence expenses, related to the termination of a potential acquisition.

  Cash settlements paid on our commodity derivatives during the first quarter of 2012 were $2.1 million compared to $4.4 million received during the fourth quarter of 2011, with the decrease attributable to higher oil prices during the first quarter. Unlike natural gas hedges that settle during the same month in which the corresponding volumes are hedged, crude oil hedges settle during the month after corresponding volumes are hedged. This lag effect on crude oil hedges during a period of increasing oil prices caused our cash settlements paid on our oil hedges to be approximately $1.6 million lower during the first quarter. This lag effect during a period of increasing prices also caused the cash settlements received on our oil hedges to be approximately $2.5 million higher during the fourth quarter. We also reported unrealized losses of $21.0 million on our commodity derivatives portfolio during the first quarter, as the impact of increasing NYMEX oil futures prices from the end of the fourth quarter until the end of the first quarter was only partially offset by a decrease in NYMEX natural gas futures prices over the same time frame. As a result of these unrealized losses, our commodity derivatives net liability of $8.4 million at December 31, 2011 was increased to $29.5 million as of March 31, 2012. In comparison, we reported unrealized losses of $65.3 million on our commodity derivatives portfolio during the fourth quarter due to increasing oil prices partially offset by declining natural gas prices.

  Adjusted EBITDA increased 3% to $55.2 million during the first quarter of 2012 from $53.8 million during the fourth quarter of 2011, as higher production, higher commodity prices, lower ad valorem taxes and lower general and administrative expenses were partially offset by higher cash settlements paid on our commodity derivatives.  (See "Non-GAAP Financial Measures" and the associated table for a discussion of management's use of Adjusted EBITDA in this release and a reconciliation of Legacy's consolidated net income to Adjusted EBITDA.)

  Development capital expenditures decreased to $12.2 million in the first quarter of 2012 from $19.5 million in the fourth quarter of 2011. To stay within our current $62 million development capital budget, we elected not to drill any Wolfberry wells during March and April. While we will resume our Wolfberry drilling in May, our reduction in drilling activity lowered our capital expenditures during the first quarter and will lower these expenditures during the second quarter of 2012 as well.

  Distributable cash flow increased to $36.4 million in the first quarter of 2012 compared to $29.4 million in the fourth quarter of 2011. This increase was due to higher EBITDA, lower development capital expenditures, and slightly lower cash interest expense which were partially offset by a $2.0 million increase in cash settlements paid on LTIP unit awards.

  Distributable cash flow per unit increased to $0.76 per unit in the first quarter of 2012 from $0.64 per unit in the fourth quarter of 2011, as higher distributable cash flow more than offset an increased average number of units during the first quarter due to a full quarter impact from our November 2011 equity offering.

  We generated net income of $7.4 million, or $0.15 per unit, in the first quarter of 2012, as higher production, higher commodity prices, lower ad valorem taxes and lower general and administrative expenses were partially offset by higher cash settlements paid on our commodity derivatives, unrealized losses of $21.0 million on our commodity derivatives, and a $1.3 million impairment charge on our oil and natural gas properties.  We reported a net loss of $58.5 million, or $1.28 per unit, in the fourth quarter of 2011, which included unrealized losses of $65.3 million on our commodity derivatives and an $18.6 million impairment charge on our oil and natural gas properties.

Cary D. Brown, Chairman, President and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, commented: "Legacy again produced outstanding results during the first quarter, as we increased production, kept our expenses in line despite rising commodity prices, and recently announced our largest acquisition since December 2010. On April 30, we announced acquisitions of approximately $88 million of producing properties, including our acquisition of Rockies oil properties for $70.8 million that is scheduled to close on or around May 23. We believe that these acquisitions will increase our distributable cash flow per unit. During the first quarter, we also closed a $5.5 million acquisition of prospective Cline Shale acreage. We reduced our development capital expenditures to $12.2 million during the first quarter to stay within our current 2012 development capital budget of $62 million. The results from our operated Wolfberry drilling program continue to meet or exceed our expectations, and we continue to participate in non-operated oil drilling projects that should generate attractive rates of return. Based on our record quarterly Adjusted EBITDA of $55.2 million, we increased our quarterly distribution for the sixth consecutive quarter to $0.555 per unit, which will be paid on May 11, 2012. On a year-over-year basis, we have increased our quarterly distribution by 4.7%. Finally, we generated record distributable cash flow during the first quarter of $36.4 million, or $0.76 per unit, covering our $0.555 distribution by 1.37 times."

James R. Lawrence, Interim Chief Financial Officer, Vice President – Finance and Treasurer, commented, "We are very pleased with our first quarter results, as we increased our production, EBITDA and distributable cash flow to record levels and continued to produce outstanding drilling results. In addition, we recently announced acquisitions of producing properties for approximately $88 million that we expect to be immediately and long-term accretive to our distributable cash flow per unit. On March 30, our now 14-member bank group redetermined our borrowing base at $565 million. As of April 30, we had a debt balance of $342 million. Including the estimate for closing our recently announced Rockies oil acquisition, we had a pro forma debt balance of $408 million, leaving Legacy with pro forma availability of approximately $157 million without an interim redetermination of our borrowing base that would include our recently announced acquisitions."

Commodity Derivatives Contracts

We have entered into the following oil and natural gas derivatives contracts, including swaps, collars and three-way collars, to help mitigate the risk of changing commodity prices. As of May 2, 2012, we had entered into derivatives agreements to receive average NYMEX West Texas Intermediate oil and WAHA, ANR-Oklahoma, and CIG-Rockies natural gas prices as summarized below:

Crude Oil (WTI):

		Average	Price
Calendar Year	Volumes (Bbls)	Price per Bbl	Range per Bbl
April-December 2012	1,677,391	$89.18	$67.72 -- $109.20
2013	1,498,443	$90.10	$80.10 -- $108.65
2014	901,014	$92.89	$87.50 -- $103.75
2015	362,851	$93.73	$90.50 -- $100.20
2016	45,600	$94.53	$91.00 -- $99.85

We have also entered into multiple NYMEX West Texas Intermediate crude oil derivative three-way collar contracts. Each contract combines a long put, a short put and a short call. The use of the short put allows us to buy a put and sell a call at higher prices, thus establishing a higher ceiling and limiting our exposure to future settlement payments while also restricting our downside risk. If the market price is below the long put fixed price but above the short put fixed price, a three-way collar allows us to settle for the long put fixed price. A three-way collar also allows us to settle for WTI market plus the spread between the short put and the long put in a case where the market price has fallen below the short put fixed price. In regards to our three-way collar contracts, if the market price has fallen below the short put fixed price, we would receive the market price plus either $25 or $30 per barrel, depending on the contract. The following table summarizes the three-way oil collar contracts currently in place as of May 2, 2012:

		Average Short	Average Long	Average Short
Calendar Year	Volumes (Bbls)	Put Price	Put Price	Call Price
April-December 2012	302,700	$67.96	$94.55	$113.30
2013	795,670	$66.24	$91.92	$112.25
2014	1,007,130	$65.78	$91.05	$115.64
2015	1,016,500	$65.48	$90.48	$116.51
2016	438,300	$64.78	$89.78	$110.54
2017	72,400	$60.00	$85.00	$104.20

Additionally, we have entered into a costless collar for NYMEX WTI crude oil with the following attributes:

		Floor	Ceiling
Calendar Year	Volumes (Bbls)	Price	Price
April-December 2012	49,100	$ 120.00	$ 156.30

Natural Gas (WAHA, ANR-Oklahoma, and CIG-Rockies hubs):

		Average	Price
Calendar Year	Volumes (MMBtu)	Price per MMBtu	Range per MMBtu
April-December 2012	4,631,055	$5.26	$2.46 -- $8.70
2013	5,430,654	$4.85	$3.23 -- $6.89
2014	3,891,254	$4.73	$3.61 -- $6.47
2015	1,339,300	$5.65	$5.14 -- $5.82
2016	219,200	$5.30	$5.30

Additionally, we have entered into a costless collar for WAHA natural gas with the following attributes:

		Floor	Ceiling
Calendar Year	Volumes (MMBtu)	Price	Price
April-December 2012	270,000	$ 4.00	$ 5.45

Location and quality differentials attributable to our properties are not reflected in the above prices. The agreements provide for a monthly settlement based on the difference between the agreement fixed price and the actual reference oil and natural gas index prices.

Quarterly Report on Form 10-Q

The consolidated financial statements and related footnotes will be available in our March 31, 2012 Form 10-Q, which will be filed on or about May 4, 2012.

Conference Call

As announced on April 19, 2012, Legacy will host an investor conference call to discuss Legacy's results on Thursday, May 3, 2012 at 9:00 a.m. (Central Time).  Investors may access the conference call by dialing (877) 266-0479.  A replay of the call will be available through Monday, May 7, 2012, by dialing (855) 859-2056 or (404) 537-3406 and entering replay code 73296738. Those wishing to listen to the live or archived web cast via the Internet should go to the Investor Relations tab of our website at www.LegacyLP.com.  Following our prepared remarks, we will be pleased to answer questions from securities analysts and institutional portfolio managers and analysts. The complete call is open to all other investors and interested parties on a listen-only basis.

About Legacy Reserves LP

Legacy Reserves LP is an independent oil and natural gas limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin, Mid-Continent and Rocky Mountain regions of the United States. Additional information is available at www.LegacyLP.com.

The Legacy Reserves logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3201

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in our annual and quarterly reports filed with the SEC. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LEGACY RESERVES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
	(In thousands, except per unit data)
Revenues:
Oil sales	$ 76,137	$ 68,253	$ 59,265
Natural gas liquids (NGL) sales	3,726	4,992	4,250
Natural gas sales	12,784	13,666	9,253
Total revenues	92,647	86,911	72,768

Expenses:
Oil and natural gas production	24,888	25,610	23,757
Production and other taxes	5,217	5,228	4,357
General and administrative	6,450	8,454	6,358
Depletion, depreciation, amortization and accretion	22,839	24,026	19,560
Impairment of long-lived assets	1,301	18,641	1,047
(Gain) loss on disposal of assets	(3,011)	55	(409)
Total expenses	57,684	82,014	54,670
Operating income	34,963	4,897	18,098

Other income (expense):
Interest income	4	3	2
Interest expense	(4,336)	(2,933)	(3,377)
Equity in income of partnership	26	31	29
Realized and unrealized net losses on
commodity derivatives	(23,089)	(60,896)	(75,456)
Other	32	207	4
Income (loss) before income taxes	7,600	(58,691)	(60,700)
Income tax (expense) benefit	(211)	168	330
Net income (loss)	$ 7,389	$ (58,523)	$ (60,370)

Income (loss) per unit --
basic and diluted	$ 0.15	$ (1.28)	$ (1.39)

Weighted average number of units used in
computing net income (loss) per unit
Basic	47,802	45,677	43,529

Diluted	47,848	45,677	43,529

LEGACY RESERVES LP
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(dollars in thousands)
March 31,
2012
ASSETS
Current assets:
Cash and cash equivalents	$ 2,584
Accounts receivable, net:
Oil and natural gas	35,959
Joint interest owners	8,467
Other	359
Fair value of derivatives	3,267
Prepaid expenses and other current assets	2,508

Total current assets	53,144

Oil and natural gas properties, at cost:
Proved oil and natural gas properties using the successful efforts method of accounting	1,401,849
Unproved properties	21,880
Accumulated depletion, depreciation, amortization and impairment	(471,135)
952,594
Other property and equipment, net of accumulated depreciation and amortization of $3,790	2,613
Deposits on pending acquisitions	611
Operating rights, net of amortization of $3,158	3,859
Fair value of derivatives	6,512
Other assets, net of amortization of $6,704	6,524
Investment in equity method investee	308
Total assets	$ 1,026,165

LIABILITIES AND UNITHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 3,373
Accrued oil and natural gas liabilities	39,059
Fair value of derivatives	24,584
Asset retirement obligation	20,242
Other	7,580
Total current liabilities	94,838
Long-term debt	333,000
Asset retirement obligation	100,542
Fair value of derivatives	26,440
Other long-term liabilities	1,642
Total liabilities	556,462
Commitments and contingencies
Unitholders' equity:
Limited partners' equity - 47,803,708 units issued and outstanding	469,629
General partner's equity (approximately 0.04%)	74
Total unitholders' equity	469,703
Total liabilities and unitholders' equity	$ 1,026,165

LEGACY RESERVES LP
SELECTED FINANCIAL AND OPERATING DATA
Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
(In thousands, except per unit data)
Revenues:
Oil sales	$ 76,137	$ 68,253	$ 59,265
Natural gas liquid sales	3,726	4,992	4,250
Natural gas sales	12,784	13,666	9,253

Total revenues	$ 92,647	$ 86,911	$ 72,768

Expenses:
Oil and natural gas production	$ 22,983	$ 23,055	$ 21,497
Ad valorem taxes	$ 1,905	$ 2,555	$ 2,260

Total oil and natural gas production including ad valorem taxes	$ 24,888	$ 25,610	$ 23,757

Production and other taxes	$ 5,217	$ 5,228	$ 4,357
General and administrative	$ 6,450	$ 8,454	$ 6,358
Depletion, depreciation, amortization and accretion	$ 22,839	$ 24,026	$ 19,560

Realized commodity derivative settlements:
Realized gains (losses) on oil derivatives	$ (6,203)	$ 514	$ (1,140)
Realized gains on natural gas derivatives	$ 4,150	$ 3,888	$ 2,816

Production:
Oil (MBbls)	788	761	676
Natural gas liquids (MGal)	3,490	4,051	3,317
Natural gas (MMcf)	2,658	2,445	1,601
Total (MBoe)	1,314	1,265	1,022
Average daily production (Boe/d)	14,440	13,750	11,356

Average sales price per unit (excluding commodity derivatives):
Oil price (per Bbl)	$ 96.62	$ 89.69	$ 87.67
Natural gas liquids price (per Gal)	$ 1.07	$ 1.23	$ 1.28
Natural gas price (per Mcf)	$ 4.81	$ 5.59	$ 5.78
Combined (per Boe)	$ 70.51	$ 68.70	$ 71.20

Average sales price per unit (including realized commodity derivative gains/losses):
Oil price (per Bbl)	$ 88.75	$ 90.36	$ 85.98
Natural gas liquids price (per Gal)	$ 1.07	$ 1.23	$ 1.28
Natural gas price (per Mcf)	$ 6.37	$ 7.18	$ 7.54
Combined (per Boe)	$ 68.95	$ 72.18	$ 72.84

NYMEX oil index prices per Bbl:
Beginning of Period	$ 98.83	$ 79.20	$ 91.38
End of Period	$ 103.02	$ 98.83	$ 106.72

NYMEX gas index prices per Mcf:
Beginning of Period	$ 2.99	$ 3.67	$ 4.41
End of Period	$ 2.13	$ 2.99	$ 4.39

Average unit costs per Boe:
Oil and natural gas production	$ 17.49	$ 18.23	$ 21.03
Ad valorem taxes	$ 1.45	$ 2.02	$ 2.21
Production and other taxes	$ 3.97	$ 4.13	$ 4.26
General and administrative	$ 4.91	$ 6.68	$ 6.22
Depletion, depreciation, amortization and accretion	$ 17.38	$ 18.99	$ 19.14

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information include  "Adjusted EBITDA" and "Distributable Cash Flow", both of which are non-generally accepted accounting principles ("non-GAAP") measures which may be used periodically by management when discussing our financial results with investors and analysts. The following presents a reconciliation of each of these non-GAAP financial measures to their nearest comparable generally accepted accounting principles ("GAAP") measure.  All such information is also available on our website under the Investor Relations link.

Adjusted EBITDA and Distributable Cash Flow are presented as management believes they provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders. Management believes that both Adjusted EBITDA and Distributable Cash Flow are useful to investors because these measures are used by many companies in the industry as measures of operating and financial performance, and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the Partnership from period to period and to compare it with the performance of other publicly traded partnerships within the industry. Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other publicly traded limited partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

"Adjusted EBITDA" and "Distributable Cash Flow" should not be considered as alternatives to GAAP measures, such as net income, operating income, cash flow from operating activities, or any other GAAP measure of financial performance.

Adjusted EBITDA is defined as net income (loss) plus:

  Interest expense;
  Income taxes;
  Depletion, depreciation, amortization and accretion;
  Impairment of long-lived assets;
  (Gain) loss on sale of partnership investment;
  (Gain) loss on disposal of assets (excluding settlements of asset retirement obligations);
   Equity in (income) loss of partnership;
  Unit-based compensation expense related to LTIP unit awards accounted for under the equity or liability methods; and
  Unrealized (gains) losses on oil and natural gas derivatives.

Distributable Cash Flow is defined as Adjusted EBITDA less:

  Cash interest expense;
  Cash income taxes;
  Cash settlements of LTIP unit awards; and
  Development capital expenditures.

The following table presents a reconciliation of our consolidated net income (loss) to Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
	(dollars in thousands)
Net income (loss)	$ 7,389	$ (58,523)	$ (60,370)
Plus:
Interest expense	4,336	2,933	3,377
Income tax expense (benefit)	211	(168)	(330)
Depletion, depreciation, amortization and accretion	22,839	24,026	19,560
Impairment of long-lived assets	1,301	18,641	1,047
Gain on sale of assets	(3,488)	--	--
Equity in income of partnership	(26)	(31)	(29)
Unit-based compensation expense	1,557	1,575	1,910
Unrealized losses on oil and natural gas derivatives	21,036	65,298	77,132
Adjusted EBITDA	$ 55,155	$ 53,751	$ 42,297

Less:
Cash interest expense	4,254	4,862	4,545
Cash settlements of LTIP unit awards	2,268	61	2,285
Development capital expenditures	12,200	19,462	11,909
Distributable Cash Flow	$ 36,433	$ 29,366	$ 23,558
CONTACT:  Legacy Reserves LP
          James R. Lawrence
          Interim Chief Financial Officer, Vice President -
          Finance and Treasurer
          432-689-5200